UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2005

IDERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street,
Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)
(617) 679-5500
Registrant’s telephone number, including area code:
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement
Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURE

Item 1.01: Entry into a Material Definitive Agreement
     On December 5, 2005, Idera Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Robert W. Karr, M.D. Under the agreement, Dr. Karr will serve as President of the Company for a two-year term ending on December 5, 2007, which term will automatically be extended for an additional year on such date and on an annual basis thereafter unless either party provides prior notice otherwise. Under the agreement, Dr. Karr is entitled to receive an annual base salary of $375,000 and an annual bonus determined by the Compensation Committee of the Company’s Board of Directors, which bonus for the fiscal year ending December 31, 2006 will equal between 10% and 50% of his annual base salary.
     Under the agreement, the Company granted Dr. Karr options, under the Company’s 2005 Stock Incentive Plan, to purchase 1,000,000 shares of common stock at an exercise price of $0.60 per share. These options vest quarterly over a four-year period with the first installment vesting on March 5, 2006.
     If Dr. Karr’s employment is terminated by the Company without cause or by him for good reason, the Company will pay Dr. Karr his base salary as severance for a period ending on the first anniversary of his termination date (the “Severance Payment”). The Company has also agreed to continue to provide Dr. Karr with certain benefits for a period ending on the earlier of the final day of the term of the agreement in effect immediately prior to such termination and the first anniversary of his termination date, except to the extent another employer provides Dr. Karr with comparable benefits. Additionally, any stock options or other equity incentive awards previously granted to Dr. Karr will vest as of the termination date to the extent such options or equity incentive awards would have vested had he continued to be an employee of the Company until the first anniversary of his termination date.
     If Dr. Karr’s employment is terminated by him for good reason or by the Company without cause in connection with, or within one year after, a change in control of the Company, the Company will pay Dr. Karr in lieu of the Severance Payment a lump sum cash payment equal to his base salary. The vesting of all stock options held by Dr. Karr will be accelerated in full upon the occurrence of a change in control of the Company.
     Dr. Karr has agreed that during his employment with the Company and for a one-year period thereafter, he will not hire or attempt to hire any employee of the Company or compete with the Company.
Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c) On December 5, 2005, Robert W. Karr, M.D. was appointed President of the Company. Dr. Karr, age 57, has been a member of the Company’s Board of Directors since June 2005. Prior to joining the Company, Dr. Karr served as Vice President, Strategic Management at Pfizer Global Research and Development, a pharmaceutical company, from 2000 to 2003, and Senior Vice President, Strategic Management, Communications and Public Advocacy from 2003 to 2004. Prior to that, Dr. Karr served as Vice President, R&D Strategy at Warner-Lambert Co., a pharmaceutical company, and Parke-Davis Pharmaceutical Research, the research and development division of Warner-Lambert Co., from 1999 to 2000. He held various management positions in Discovery Research at G.D. Searle & Company, a pharmaceutical company, from 1991 to 1999.
     Dr. Karr received his M.D. from the University of Texas Medical Branch at Galveston in 1975 and his residency and fellowship training at Washington University School of Medicine in St. Louis. He was a member of the faculty of the University of Iowa College of Medicine from 1982 to 1991, and later served as Associate Clinical Professor of Medicine at the Washington University School of Medicine

from 1991 to 1999. Dr. Karr is board certified in Internal Medicine and Rheumatology and is licensed in the state of Missouri. He is a member of the American College of Rheumatology and the American Association of Immunologists. He also serves as a member of the Board of Directors of GTx, Inc.
     In connection with Dr. Karr’s appointment as the Company’s President, he entered into an employment agreement with the Company which is described in Item 1.01 above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.

Date: December 9, 2005	By:	/s/ Robert G. Andersen

Robert G. Andersen Chief Financial Officer and Vice President of Operations